As filed with the Securities and Exchange Commission on April 17, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TERRA TECH CORP.
(Exact name of registrant as specified in its charter)

Nevada	26-3062661
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

18101 Von Karman, Third Floor
Irvine, California 92612
(888) 250-2566
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Derek Peterson
President and Chief Executive Officer
18101 Von Karman, Third Floor
Irvine, California 92612
(888) 250-2566
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

The Commission is requested to send copies of all communications to:
Thomas E. Puzzo, Esq.
Law Offices of Thomas E. Puzzo, PLLC
3823 44th Ave. NE
Seattle, Washington 98105
Telephone No.: (206) 522-2256
Facsimile No.: (206) 260-0111

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount of shares		Proposed maximum	Proposed maximum	Amount of
Title of each class of	to be		offering price	aggregate	Registration
securities to be registered (1)	Registered		per share	offering price	Fee (3)
Common Stock, par value $0.001 per share	N/A	(2)	$ N/A (2)	$50,000,000	$6,440

(1)
Such indeterminate number of shares of Common Stock of Terra Tech Corp. as may from time to time be issued at indeterminate prices. Pursuant to Rule 416 under the Securities Act of 1933, as amended, such number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)	Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.
(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion - Dated April 17, 2014

PROSPECTUS

$50,000,000

[insert logo]

Common Stock

We may offer and sell an indeterminate number of shares of our common stock from time to time under this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our shares of common stock are quoted on the on the OTCQB tier of OTC Markets Group, Inc., under the symbol TRTC. On April 16, 2014, the last reported sale price per share for our common stock on the OTCQB was $0.715 per share.

As of April 16, 2014, the aggregate market value of the voting and non-voting common equity held by non-affiliates, computed by reference to the price at which the common equity was last sold or the average bid and asked price of such common equity on that date, was approximately $128,618,397, based on 265,992,272 shares of outstanding common stock (assuming the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and warrants) of which 179,885,870 were held by non-affiliates. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” ON PAGE 5 AND CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We may offer our common stock in one or more offerings in amounts, at prices, and on terms determined at the time of the offering. We may sell our common stock through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers, we will name them and describe their compensation in a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is     , 2014.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”), utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. You should read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered or securities sold on a later date.

SUMMARY

Prospectus Summary

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing discussed under “Risk Factors” on page 4, the information incorporated by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless otherwise stated or the context requires otherwise, references in this prospectus to “Terra Tech,” “we,” “us,” or “our” refer to Terra Tech Corp.

Our Company

Overview

Terra Tech Corp. was incorporated on July 22, 2008 in the State of Nevada. Our initial business focus was on development of a software product for call processing through voice-over-Internet protocol, or “VoIP”, technology. On February 9, 2012, Terra Tech entered into an Agreement and Plan of Merger dated February 9, 2012 (the “Agreement and Plan of Merger”), by and among Terra Tech, TT Acquisitions, Inc., a Nevada corporation and a wholly-owned subsidiary of Terra Tech (“TT Acquisitions”), and GrowOp Technology Ltd., a Nevada corporation (“GrowOp Technology”).

Under the terms and conditions of the Agreement and Plan of Merger, Terra Tech offered and sold 33,998,520 shares of common stock in consideration for all the issued and outstanding shares in GrowOp Technology. The effect of the issuance was that GrowOp Technology shareholders held approximately 41.46% of the issued and outstanding shares of common stock of the Company. Separately, TT Acquisitions merged with GrowOp Technology, with the effect that GrowOp Technology became a wholly-owned subsidiary of Terra Tech. Articles of Merger, effecting the merger of GrowOp Technology and TT Acquisitions, were filed with the Secretary of State of the State of Nevada on February 9, 2012.

We have sustained losses from operations in each fiscal year since our inception, and we expect these losses to continue for the indefinite future, due to the substantial investment in research and development. As of December 31, 2013, we had an accumulated deficit of $14,837,317, and stockholders’ equity of $83,487.

Organization & Subsidiaries

We have two operating subsidiaries, GrowOp Technology Ltd. and Edible Garden Corp. We also have one non-operating subsidiary, MediPharm, LLC, a Nevada limited liability company, formed on March 19, 2014.

GrowOp Technology Subsidiary

Our wholly owned subsidiary, GrowOp Technology, was founded in March 2010, in Oakland, California. GrowOp Technology’s business (now the principal business of Terra Tech) is the integration of best of breed hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture. We work closely with expert horticulturists, engineers, and scientists, to develop and manufacture advanced proprietary products for the hydroponic industry. Our products are utilized by horticulture enthusiasts, local urban farmers, and green house growers. We believe that the emerging trend of urban and indoor agriculture has fostered an entrepreneurial push by companies to bring their concept to market. Many of these companies lack both the intellectual resources and manufacturing capabilities to bring their idea to fruition. That is where Terra Tech is positioned. We have the team and the resources to help bring indoor cultivation designs from concept to production. Our products can be found through specialty retailers throughout the United States.

Edible Garden Subsidiary

On April 23, 2013, we entered into a Share Exchange Agreement, dated March 23, 2013 (the “Share Exchange Agreement”), by and among the Company, Edible Garden Corp., a Nevada corporation (“Edible Garden”), and the holders of common stock of Edible Garden. The principle holders of the common stock of Edible Garden consisted of Ken VandeVrede, Mike VandeVrede, Steve VandeVrede and Dan VandeVrede, each of whom held 23% of the issued and outstanding shares of common stock of Edible Garden. Additionally, Beverly Willekes and David VandeVrede each held 4% of the issued and outstanding shares of common stock of Edible Garden. Ken VandeVrede, Mike VandeVrede, Steve VandeVrede, David VandeVrede and Beverly Willekes are siblings. Dan VandeVrede is the father of the five siblings.

Under the terms and conditions of the Share Exchange Agreement, we offered and sold 1,250,000 shares of common stock of the Company in consideration for all the issued and outstanding shares in Edible Garden. Separately, Amy Almsteier, our majority shareholder, and and officer and director, offered and sold 7,650,000 of her 12,500,000 shares of Series B Preferred Stock to Ken VandeVrede, Mike VandeVrede, Steve VandeVrede and Dan VandeVrede, Beverly Willekes, and David VandeVrede (collectively, the “Edible Garden Shareholders”), each of whom acquired the Series B Preferred Stock on a pro-rata basis, based on their respective parentage equity interest in Edible Garden immediately prior to the consummation of the Share Exchange Agreement.

Each share of Series B Preferred Stock is convertible, at any time, at the option of the holder, on a 1-for-5.384325537 basis, into shares of common stock and has voting rights equal to 100 shares of common stock. The 7,650,000 shares of Series B Preferred Stock is convertible at any time into 36,344,198 shares of common stock and have voting power equal to 675,000,000 shares of common stock. The effect of the issuance of the 1,250,000 shares of common stock of the Company and sale of the 7,650,000 shares of Series B Preferred Stock is that Edible Garden Shareholders now hold approximately 25.7% of the issued and outstanding shares of common stock of the Company and approximately 43.3% of the voting power of the Company. Articles of Exchange, consummating the share exchange, were filed with the Secretary of the State of Nevada on April 24, 2013.

As a result of the share exchange Edible Garden is now a wholly-owned subsidiary of the Company. Edible Garden is a retailer seller of its line of locally grown hydroponic produce, which is distributed throughout the Northeast United States. Edible Garden, a premier brand of sustainably grown produce, has rapidly expanded its product availability from just over 100 retail stores to covering close to 400 retailers throughout New Jersey, Connecticut, Delaware, Maryland, New York and Pennsylvania in less than a year. The Company believes that this rapid expansion has been due to consumers demanding fresher produce grown locally using environmentally sustainable methods.

Image 1: Greenhouse Site in Belvidere, New Jersey

Image 2: Edible Garden basil for sale in grocery store.

Image 3: Edible Garden butter lettuce for sale in grocery store.

Corporate Information

Our principal executive offices are located at 18101 Von Karman, Third Floor, Irvine, California 92612. Our telephone number is (855) 447-6967. We maintain corporate websites at www.terratechcorp.com, www.growopltd.com and www.eatherbs.com.

The Securities We May Offer

We may offer shares of our common stock, from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Each time we offer our common stock, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities. A prospectus supplement to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;
•	applicable fees, discounts and commissions to be paid to them; and
•	the net proceeds to us.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors contained herein and those incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or contained in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

We are a development stage company with a limited operating history on which to evaluate our business or base an investment decision.

Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. We are a development stage company that has generated nominal revenues. In particular, we have not proven that we can supply hydroponic growing equipment in a manner that enables us to be profitable and meet customer requirements, develop intellectual property to enhance Terra Tech product line, develop and maintain relationships with key manufacturers and strategic partners to extract value from our intellectual property, raise sufficient capital in the public and/or private markets, or respond effectively to competitive pressures. If we are unable to accomplish these goals, our business is unlikely to succeed and you should consider our prospects in light of these risks, challenges and uncertainties.

We have insignificant revenues and have incurred losses.

Our auditors have expressed uncertainty as to our ability to continue as a going concern as of our fiscal year ended December 31, 2013. For the fiscal year ended December 31, 2013, we had an accumulated deficit of $14,837,317. Total revenues generated for the year ended December 31, 2013 totaled $2,125,851 an increase of 285% from the year ended December 31, 2012 which totaled $552,579. The increase was primarily due to our acquisition of Edible Garden Corp. in April 2013 and the continued sales expansion of the Company’s produce line. At this stage in our development, revenues are not yet sufficient to cover ongoing operating expenses. Gross profits for the year ended December 31, 2013 amounted to $88,918 for a 4% gross margin. Gross profits decreased $11,948 or 12% for the year ended December 31, 2013 compared to $100,866 for the year ended December 31, 2012 with an 18% gross profit margin in 2012. The decrease in gross profits and gross margin is a result of higher revenue from the sale of locally grown hydroponic produce. We anticipate that our existing cash and cash equivalents will not be sufficient to fund our longer term business needs and we will need to generate revenue or receive additional investment in the Company to continue operations. Such financing may not be available in sufficient amounts, or on terms acceptable to us and may dilute existing stockholders.

If we fail to raise additional capital, our ability to implement our business model and strategy could be compromised.

We have limited capital resources and operations. To date, our operations have been funded entirely from the proceeds from debt and equity financings. We expect to require substantial additional capital in the near future to develop our intellectual property base and to establish the targeted levels of commercial production of Terra Tech. We may not be able to obtain additional financing on terms acceptable to us, or at all. Even if we obtain financing for our near term operations, we expect that we will require additional capital beyond the near term. If we are unable to raise capital when needed, our business, financial condition and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

We face intense competition which could prohibit us from developing a customer base and generating revenue.

The industries within which we compete, are highly competitive with companies that have greater capital resources, facilities and diversity of product lines. Additionally, if demand for Terra Tech’s hydroponic growing equipment continues to grow, we expect many new competitors to enter the market as there are no significant barriers to hydroponic growing equipment production. More established hydroponic growing equipment companies with much greater financial resources which do not currently compete with us may be able to easily adapt their existing operations to production of hydroponic growing equipment. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products or that competition in the industry will not lead to reduced prices for Terra Tech’s hydroponic growing equipment. Our competitors may also introduce new hydroponic growing equipment which could also increase competition and decrease demand for Terra Tech’s hydroponic growing equipment products.

Inability to protect our proprietary rights could damage our competitive position.

Our business will be heavily dependent upon the intellectual property we develop or acquire. Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We will rely on patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors may also harm our sales by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

A successful claim of infringement against us could result in a substantial damage award and materially harm our financial condition. Even if a claim against us is unsuccessful, we would likely have to devote significant time and resources to defending against it.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and disruptive of a company’s management’s attention, and in any event may not lead to a successful result relative to the resources dedicated to any such litigation.

The effects of the recent global economic slowdown may continue to have a negative impact on our business, results of operations or financial condition.

The recent global economic slowdown has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and declining consumer and business confidence, which has led to decreased levels of consumer spending. These macroeconomic developments have and could continue to negatively impact our business, which depends on the general economic environment and levels of consumer spending. As a result, we may not be able to maintain our existing customers or attract new customers, or we may be forced to reduce our service fees. If the global economic slowdown continues for a significant period or continues to worsen, our results of operations, financial condition, and cash flows could be materially adversely affected.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our production lines and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the units. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Federal practices could change with respect to providers of equipment potentially usable by participants in the medical cannabis industry, which could adversely impact us.

We are not aware of any threatened or current federal or state law enforcement actions against manufacturers of horticultural equipment that might be used by medical cannabis gardeners. We are, however, aware that more than 20 years ago, law enforcement authorities did initiate raids, at some retail stores where operators evidently knew they were selling hydroponic equipment directly to customers who indicated they intended use it for the cultivation of recreational marijuana, and at the addresses of certain customers of such retail stores. Those raids took place decades ago and in a different legal landscape, well before the legalization of medical cannabis by any state. We are unaware of any threatened or actual law enforcement activity, ever, against manufacturers or retailers of supplies marketed for usage by participants in the emerging medical cannabis industry.

A theoretical risk exists that our activities could be deemed to be facilitating the selling or distribution of marijuana in violation of the federal Controlled Substances Act, or to constitute aiding or abetting, or being an accessory to, a violation of that Act. We believe, however, that such a risk is relatively low. Federal authorities have not focused their resources on such tangential or secondary violations of the Act, nor have they threatened to do so, with respect to the manufacture or sale of equipment that might be used by medical cannabis gardeners, or with respect to any supplies marketed to participants in the emerging medical cannabis industry. We are unaware of such a broad application of the Controlled Substances Act by federal authorities, and we believe that such an attempted application would be unprecedented.

If the federal government were to change its practices, or were to expend its resources attacking providers of equipment that could be usable by participants in the medical cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sales of our products.

It is possible that federal or state legislation could be enacted in the future that would prohibit us or our customers from selling our products to medical cannabis growers, and if such legislation were enacted, our revenues could decline, leading to a loss in your investment.

There is currently no federal or state regulation that regulates the sale indoor cultivation equipment to medical cannabis growers. We believe that a material portion of our product sales are to medical cannabis growers. If federal and/or state legislation is enacted which prohibits the sale our hydroponic growing equipment to medical cannabis growers, our revenues would decline, leading to a loss of a material portion of your investment.

Continued federal intervention in certain segments of the medical cannabis industry is disruptive to the industry, and may have a negative impact on us.

Following more than two years of a relatively accommodative stance by the federal government regarding state-sanctioned medical cannabis, in approximately October of 2011, the federal government renewed a crackdown against medical cannabis providers, causing the closure of numerous retail dispensaries. The current federal attacks on medical cannabis providers appear to be targeted primarily at retail dispensaries and their landlords, and to a lesser extent at large gardens licensed by local governmental authorities. Those tactics are presumably in use by federal authorities because information regarding dispensaries and licensed entities is easily available or ascertainable, and because such entities are directly involved with actual trade in cannabis.

We believe that demand for our products is likely to remain relatively constant despite the recent federal intervention in some segments of the medical cannabis industry. We expect the level of consumption of medical cannabis to remain relatively constant, because as some dispensaries are forced to close, more patients will patronize the establishments that remain open, or more patients will rely on delivery services, which have flourished in areas where a large number of dispensaries have been forced to close, and which are harder targets for federal authorities to identify and attack. Moreover, very few local governments ever licensed medical cannabis gardens. It is our observation that licensed gardens have been readily replaced by unlicensed gardens in the same or other local jurisdictions. Accordingly, we expect the number of gardeners buying our products to remain relatively unaffected despite federal interference in some segments of the medical cannabis industry.

Although we expect minimal impact on the Company from the federal government’s renewed crackdown on medical cannabis providers, the disruption to the medical cannabis industry could cause some potential customers to be more reluctant to invest in new equipment, including the Company’s equipment, or the federal government’s tactics may change or have unforseen effects, which could be detrimental to the Company.

The failure to hire additional employees could harm our business.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in our industries is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information.

Our success depends upon the skills, knowledge and experience of our technical personnel, our consultants and advisors as well as our licensors and contractors. Because we operate in a highly competitive field, we will rely significantly on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property. However, these agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

If we are unable to deliver consistent, high quality hydroponic growing equipment at sufficient volumes, our relationship with our customers may suffer and our operating results will be adversely affected.

Terra Tech customers expect us to be able to consistently deliver our hydroponic growing equipment at sufficient volumes, while meeting their established quality standards. If we are unable to consistently deliver such volumes, our relationship with these manufacturers could be adversely affected which could have a negative impact on our operating results.

Failure to effectively manage growth of internal operations and business may strain our financial resources.

We intend to significantly expand the scope of our hydroponic growing equipment distribution operations activities in the near term. Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:

•	The need for continued development of our financial and information management systems;
•	The need to manage strategic relationships and agreements with manufacturers, customers and partners; and
•	Difficulties in hiring and retaining skilled management, technical and other personnel necessary to support and manage our business.

Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management and other personnel. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments. Our inability to successfully manage growth could materially adversely affect our business.

If we are unable to continually innovate and increase efficiencies, our ability to attract new customers may be adversely affected.

In the area of innovation, we must be able to develop new hydroponic growing equipment and other technologies that appeal to Terra Tech customers. This depends, in part, on the technological and creative skills of our personnel and on our ability to protect our intellectual property rights. We may not be successful in the development, introduction, marketing and sourcing of new technologies or innovations, that satisfy customer needs, achieve market acceptance or generate satisfactory financial returns.

Global economic conditions may adversely affect our industry, business and result of operations.

Disruptions in the global credit and financial market could result in diminished liquidity and credit availability, a decline in consumer confidence, a decline in economic growth, an increased unemployment rate, and uncertainty about economic stability. These economic uncertainties can affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. Such conditions can lead consumers to postpone spending, which can cause manufacturers to cancel, decrease or delay orders with us. We are unable to predict the likelihood of the occurrence, duration or severity of such disruptions in the credit and financial markets and adverse global economic conditions and such economic conditions could materially and adversely affect our business and results of operations.

Our business depends substantially on the continuing efforts of our executive officers and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially our President and Chief Executive Officer, and Chairman of the Board of Directors, Mr. Derek Peterson. We do not maintain key man life insurance on any of our executive officers and directors. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

 Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

Our officers and directors have significant control over shareholder matters and the minority shareholders will have little or no control over our affairs.

Our officers and directors currently own approximately 61% of our outstanding common stock (assuming the conversion of all shares of Series A Preferred Stock and Series B Preferred Stock), and through the ownership of preferred stock, have approximately 95% of shareholder voting power, and thus significant control over shareholder matters, such as election of directors, amendments to its Articles of Incorporation, and approval of significant corporate transactions; as a result, the Company’s minority shareholders will have little or no control over its affairs.

Our disclosure controls and procedures were not effective as of our most recent fiscal year ended December 31, 2013, which means that we may not timely be able to make our disclosures in our filings with the SEC.

Under the supervision and with the participation of our management, our principal executive officer and our principal financial officer are responsible for conducting an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as of the fiscal year ended December 31, 2013. Disclosure controls and procedures means that the material information required to be included in our Securities and Exchange Commission reports is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms relating to our company, including any consolidating subsidiaries, and was made known to us by others within those entities, particularly during the period when this report was being prepared. Based on this evaluation, our principal executive officer and principal financial officer concluded as of the evaluation date that our disclosure controls and procedures were not effective as of December 31, 2013.

We may be required to incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Section 404 requires us to include an internal control report with our Annual Report on Form 10-K. This report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities. As of December 31, 2012, the management of the Company assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and SEC guidance on conducting such assessments. Management concluded, as of the fiscal year ended December 31, 2012, that its internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Management realized there were deficiencies in the design or operation of our internal control that adversely affected our internal controls which management considers to be material weaknesses including those described below:

•
lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures;

•	inadequate segregation of duties consistent with control objectives; and
•	ineffective controls over period end financial disclosure and reporting processes.

Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources. No assurance can be given that we will be able to fully comply with Section 404 or that we and our independent registered public accounting firm would be able to conclude that our internal control over financial reporting is effective at fiscal year end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

Our shares of common stock are thinly traded, and the price may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Although our common stock is quoted on the Over-the-Counter Bulletin Board, our shares of common stock are thinly traded and the price of our common stock, if traded, may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result holders of our securities may not find purchasers our securities should they to sell securities held by them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

If a more active market should develop, the price of our shares of common stock may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in our securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

The relative lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. Securities Laws.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has little experience in managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining of internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a “penny stock”. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

A DTC “chill” on the electronic clearing of trades in our securities in the future may affect the liquidity of our stock and our ability to raise capital.

Because our common stock may is a “penny stock,” there is a risk that the Depository Trust Company (DTC) may place a “chill” on the electronic clearing of trades in our securities. This may lead some brokerage firms to be unwilling to accept certificates and/or electronic deposits of our stock and other securities and also some may not accept trades in our securities altogether. In the past, DTC has placed a deposit chill on our shares, and although the chill is currently removed, no assurance can be given that a chill will not be reinstated in the future. A future DTC chill would affect the liquidity of our securities and make it difficult to purchase or sell our securities in the open market. It may also have an adverse effect on our ability to raise capital because investors may be unable to easily resell our securities into the market. Our inability to raise capital on terms acceptable to us, if at all, could have a material and adverse effect on our business and operations.

We expect to experience volatility in our stock price, which could negatively affect stockholders’ investments.

Although our common stock is quoted on the OTCBB under the symbol TRTC, there is a limited public market for our common stock. No assurance can be given that an active market will develop or that a stockholder will ever be able to liquidate its shares of common stock without considerable delay, if at all. Many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the volatility of our common stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources.

Stockholders should also be aware that, according to SEC Release No. 34-29093, the market for “penny stock”, such as our common stock, has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to our company and stockholders for damages for breach of fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

If we issue additional shares in the future, whether in connection with a financing or in exchange for services or rights, it will result in the dilution of our existing stockholders.

Our articles of incorporation authorize the issuance of up to 350,000,000 shares of common stock with a par value of $0.001 per share, and 25,000,000 shares have been designated as “blank check” preferred stock. Our Board of Directors may choose to issue some or all of such shares to acquire one or more companies or properties, to fund our overhead and general operating requirements and in exchange for services rendered to the Company. Such issuances may not require the approval of our stockholders. We have previously issued shares of our common stock in exchange for services provided to the Company and for certain rights, including as consideration for intellectual property rights. Any future issuances may reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares in the future, such issuance will reduce the proportionate ownership and voting power of all current stockholders.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors:

(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

ITEM 2.   PROPERTIES.

We do not own any real estate or other physical properties material to our operations. We operate from leased space. Our executive offices are located at 18101 Von Karman, Third Floor, Irvine, California 92612, and our telephone number is (855) 447-6967.

We operate our manufacturing and distribution facility at 5401-C San Leandro Street, Oakland, California 94601.

We lease land located at 283 Country Road 519, Belvidere, New Jersey, on which land our greenhouse structure is situated. The lease is for a term of 24 months, at a cost of $13,000 per month, and terminates on December 31, 2016. The land is being leased from David and Gerda VandeVrede, who are parents to one of our directors, Ken VandeVrede, three of his siblings, Mike VandeVrede, Steve VandeVrede and Dan VandeVrede, all of whom are affiliates of the Company.

ITEM 3.   LEGAL PROCEEDINGS.

On March 29, 2011, Dhar Mann and WeGrow Garden Supply LLC filed an Individual and Corporate Complaint for: 1. Breach of Contract; 2. Fraud; 3. Breach of Fiduciary Duty; and 4. Conversion in the Superior Court of the State of California, Alameda County, File No. RG11568327 (the “Dhar Mann Complaint”), against our subsidiary, GrowOp Technology Ltd. alleging, among other things, that Mr. Mann is a 37.5% owner of GrowOp since May 23, 2010 and claiming damages of approximately $2,200,000 in connection with a purported agreement to sell Mr. Mann shares of Common Stock of GrowOp amounting to 37.5% of the issued and outstanding shares of Common Stock of GrowOp. Mr. Mann is also seeking an order from the court prohibiting GrowOp from selling any securities or becoming a public company. GrowOp denies, among other things in the Dhar Mann Complaint, the existence of a purported agreement to sell Mr. Mann shares of Common Stock of GrowOp amounting to 37.5% of the issued and outstanding shares of Common Stock of GrowOp or the damages owed.

We do not believe this litigation will have a material effect on our business objectives.

In addition to the foregoing, we are from time to time involved in legal proceedings in the ordinary course of our business. We do not believe that any of these claims and proceedings against us is likely to have, individually or in the aggregate, a material adverse effect on our financial condition or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC.

Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “believe,” “expect,” “future” and “intend” and similar expressions to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this prospectus. Additionally, statements concerning future matters such as our interpretation of the trials for our product candidates, the ability to successfully complete additional clinical trials on a timely basis and obtain regulatory approvals for one or more of our product candidates, the potential biological effects and indications for our product candidates, the market opportunity for our product candidates, our ability to complete additional discovery and development activities for drug candidates, our ability to timely raise additional funds to support our operations and the period of time for which our existing cash will enable us to fund our operations and other statements regarding matters that are not historical in nature are forward-looking statements.

Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements due to a number of factors including, but not limited to, those set forth below under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as well as any amendments thereto filed with the SEC. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we expect to use the net proceeds of the sale of these securities for general corporate purposes, which may include repayment of existing indebtedness, working capital, capital expenditures, acquisitions, joint ventures and stock repurchase programs. As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds. If, as of the date of any prospectus supplement, we have identified any such uses, we will describe them in the prospectus supplement. The amount of securities offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amounts and timing of the application of net proceeds from the sale of those securities, will depend upon our funding requirements. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The applicable prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;
•	the purchase price of the securities;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any initial public offering price and the net proceeds we will receive from such sale;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

We may distribute our securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies, including in “at-the-market” offerings. We may sell our securities through a rights offering, forward contracts, or similar arrangements.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the offering of our securities, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of our securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us, will be described in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our offered securities if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any common stock sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the OTCQB tier of OTC Markets Group, Inc. or such other over-the-counter market or exchange that our securities are trading upon.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries in the ordinary course of business at any time. We may sell the securities covered in this prospectus in any of these ways (or in any combination).

In compliance with the guidelines of the Financial Services Regulatory Authority, Inc., or FINRA, the maximum compensation to be received by a FINRA member or independent broker-dealer may not exceed 8% of the offering proceeds. It is anticipated that the maximum compensation to be received in any particular offering of securities will be less than this amount.

DESCRIPTION OF COMMON STOCK

General

Our authorized share capital consists of 375,000,000 shares of common stock, par value $0.001 per share, of which 350,000,00 are shares of common stock and 25,000,000 shares have been designated as “blank check” preferred stock. Of the 25,000,000 shares designated as blank check Preferred Stock, 100 shares have been designated as “Series A Preferred Stock” and 24,999,900 have been designated as “Series B preferred Stock.” As of April 16, 2014, there were 265,992,272 shares of our common stock (assuming the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and warrants) issued and outstanding.

We may sell from time to time, in one or more offerings, common stock in a dollar amount that does not exceed, in the aggregate, $50,000,000. This prospectus contains only a summary of the common stock we may offer. The specific terms of any securities actually offered for sale, together with the terms of that offering, the initial price and the net proceeds to us from the sale of these securities, will be set forth in an accompanying prospectus supplement. That prospectus supplement also will contain information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

The following summary of the terms of our common stock may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. You should refer to, and read this summary together with, our amended and restated certificate of incorporation and amended and restated bylaws to review all of the terms of our common stock that may be important to you.

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights, preemptive rights or sinking fund provisions with respect to the common stock.

Series A Preferred Stock

The following is a summary of the material rights and restrictions associated with our Series A Preferred Stock. Each share of Series A Preferred Stock is convertible on a one-for-one basis into common stock and has all of the voting rights that the holders of our common stock has and so long as any shares of Series A Preferred Stock are outstanding, The Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(1) amend our Articles of Incorporation or Bylaws;

(2) change or modify the rights, preferences or other terms of the Series A Preferred Stock, or increase or decrease the number of authorized shares of Series A Preferred Stock;

(3) reclassify or recapitalize any outstanding equity securities, or authorize or issue, or undertake an obligation to authorize or issue, any equity securities (or any debt securities convertible into or exercisable for any equity securities) having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

(4) authorize or effect any transaction constituting a Liquidation Event (as defined in this subparagraph) under these Articles, or any other merger or consolidation of the Company. For purposes of these Articles, a “Deemed Liquidation” shall mean: (A) the closing of the sale, transfer or other disposition of all or substantially all of the Copmany’s assets (including an irrevocable or exclusive license with respect to all or substantially all of the Company’s intellectual property); (B) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Company as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity (or its parent entity)), (C) authorize or effect any transaction liquidation, dissolution or winding up of the Company, either voluntary or involuntary, provided, however, that none of the following shall be considered a Deemed Liquidation: (i) a merger effected exclusively for the purpose of changing the domicile of the Company, or (ii) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A Preferred Stock;

(5) increase or decrease the size of the Board of Directors as provided in the Bylaws of the Company or remove any of the Series A Directors (unless approved by the Board of Directors including the Series A Directors);

(6) declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board of Directors including the Series A Directors);

(7) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors including the Series A Directors);

(8) amend any stock option plan of the Company, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

(9) replace the President and/or Chief Executive Officer of the Company (unless approved by the Board of Directors including the Series A Directors); or

(10) transfer assets to any subsidiary or other affiliated entity.

Series B Preferred Stock

The following is a summary of the material rights and restrictions associated with our Series B Preferred Stock. Each share of Series B Preferred Stock is (i) convertible, at the option of the holder, on a 1-for-5.384325537 basis, into shares of common stock (subject to stock dividends, stock splits and the like) of the Company, (ii) automatically converts into shares common stock immediately prior to a merger, sale of assets, share exchange, or other reorganization, and (iii) has voting rights equal to 100 shares of common stock (subject to stock dividends, stock split and the like).

Warrants

The following table summarizes information about our warrants outstanding, all of which are presently exercisable:

	Number	Average
Range of	Outstanding at	Remaining	Weighted
Exercise	December 31,	Contractual	Average
Prices	2013	Life	Exercise Price
$0.33	5,588,400	9 Months	$0.33
$0.46	600,000	20 Months	$0.46
$0.46	150,000	25 Months	$0.46
$0.85	40,000	16 Months	$0.85
$0.40	333,333	20 Months	$0.40
$0.33	515,637	48 Months	$0.33
$0.13	352,978	51 Months	$0.13
$0.16	875,000	51 Months	$0.16
$0.12	116,674	52 Months	$0.12
$0.11	102,733	52 Months	$0.11
$0.05	267,391	55 Months	$0.05
$0.06	10,608,671	57 Months	$0.06
	19,550,817

Registration Rights

Certain of our outstanding shares of common stock, shares of common stock issuable upon conversion of our convertible notes and shares of common stock issuable upon exercise of outstanding warrants are subject to demand or piggyback registration rights.

Anti-Takeover Provisions

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors:

(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We intend to retain earnings, if any, for use in its business operations and accordingly, the board of directors does not anticipate declaring any dividends in the foreseeable future.

Indemnification of Officers and Directors

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the Company’s Articles of Incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

 Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, exe.

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Bylaws of the Company provide for indemnification of Covered Persons substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the Company incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Company.

Transfer Agent and Registrar

The Transfer Agent for our common stock is West Coast Stock Transfer, whose address is 721 N. Vulcan Ave., Ste. 205, Encinitas, California 92024. West Coast Stock Transfer’s telephone number is (619) 664-4780.

Quotation

Our shares of common stock are quoted on the on the OTCQB tier of OTC Markets Group, Inc., under the symbol TRTC. On April 16, 2014, the last reported sale price per share for our common stock on the OTCQB was $0.715 per share.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus will be passed upon by Law Offices of Thomas E. Puzzo, PLLC, 3823 44th Ave. NE, Seattle, Washington 98105.

EXPERTS

The financial statements of Terra Tech Corp. appearing in its Annual Report filed on Form 10-K as of December 31, 2013 and 2012, and for the years then ended, have been audited by Tarvaran, Askelson & Company, LLP, an independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of this offering, will automatically update and supersede the information contained in this prospectus and documents listed below. We incorporate by reference into this prospectus the documents listed below, except to the extent information in those documents differs from information contained in this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including exhibits (other than in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules):

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 31, 2014, as amended by Amendment No. 1 to Form 10-K filed with the SEC on April 16, 2014;

(b)	Our Current Report on Form 8-K filed with the SEC on April 16, 2014; and

(c)
The description of our common stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A, filed with the Commission on January 25, 2011 and under the caption “Description of Securities” in the Registrant’s prospectus, dated as of January 21, 2014 forming a part of the Registration Statement on Form S-1 (Registration No. 333-191954) filed with the Commission, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference or deemed to be a part of this Registration Statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. In either case, any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: Terra Tech Corp., 318101 Von Karman, Third Floor, Irvine, California 92612, Attn: Derek Peterson, President and Chief Executive Officer, or by calling 888-250-2566.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below itemizes the expenses payable by the registrant in connection with the registration and issuance of the securities being registered hereunder, other than underwriting discounts and commissions. All amounts except the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission Registration Fee		$6,440
Legal Fees and Expenses	$	†
Accountants’ Fees and Expenses	$	†
Transfer agent and registrar’s fees and expenses	$	†
Printing and Duplicating Expenses	$	†
Miscellaneous Expenses	$	†
Total	$	†
__________
†
Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that the Company anticipates it will incur in connection with the offering of securities under the registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Bylaws and Articles of Incorporation provide that we shall, to the full extent permitted by the Nevada General Business Corporation Law, as amended from time to time (the “Nevada Corporate Law”), indemnify all of our directors and officers. Section 78.7502 of the Nevada Corporate Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under our Bylaws and Articles of Incorporation, the indemnitee is presumed to be entitled to indemnification and we have the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which such offer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

The following exhibits are included as part of this registration statement by reference:

Exhibit	Description

1.1	Underwriting Agreement*
2.1
Agreement and Plan of Merger dated February 9, 2012, by and among Terra Tech Corp., a Nevada corporation, TT Acquisitions, Inc., a Nevada corporation, and GrowOp Technology Ltd., a Nevada corporation (1)

2.2	Articles of Merger (1)
2.3	Share Exchange Agreement, dated April 24, 2013, by and among the Registrant, Edible Garden Corp., a Nevada corporation, and the holders of common stock of Edible Garden Corp. (2)
2.4	Form of Articles of Share Exchange (2)
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding the legality of the securities being registered
23.1	Consent of Tarvaran, Askelson & Company, LLP
23.2	Consent of Law Offices of Thomas E. Puzzo, PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)
____________
* To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the securities.

(1) Incorporated by reference to Current Report on Form 8-K (File No. 000-54258), filed with the Commission on February 10, 2012.
(2) Incorporated by reference to Current report on Form 8-K (File No. 000-54258), filed with the Commission on May 6, 2013.

ITEM 17.  UNDERTAKINGS.

A.	RULE 415 OFFERING

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectuses relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 17, 2014.

Terra Tech Corp.

By:	/s/ Derek Peterson
Name:	Derek Peterson
Title:	President and Chief Executive Officer (principal executive officer)

By:	/s/ Michael James
Name:	Michael James
Title:	Chief Financial Officer (principal accounting officer and principal financial officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Derek Peterson as his or her true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Dated: April 17, 2014	/s/ Derek Peterson
Name: Derek Peterson
Title: President and Chief Executive Officer, and Director (principal executive officer)

Dated: April 17, 2014	/s/ Amy Almsteier
Name: Amy Almsteier
Title: Secretary, Treasurer, and Director

Dated: April 17, 2014	/s/ Michael A. Nahass
Michael A. Nahass
Director

Dated: April 17, 2014	/s/ Steven J. Ross
Steven J. Ross
Director

Dated: April 17, 2014	/s/ Ken VandeVrede
Ken VandeVrede
Director

Dated: April 17, 2014	/s/ Steve VandeVrede
Steve VandeVrede
Director

Dated: April 17, 2014	/s/Mike VandeVrede
Mike VandeVrede
Director

Dated: April 17, 2014	/s/ Michael James
Name: Michael James
Title: Chief Financial Officer (principal accounting officer and principal financial officer)

EXHIBIT INDEX

Exhibit	Description

1.1	Underwriting Agreement*
2.1
Agreement and Plan of Merger dated February 9, 2012, by and among Terra Tech Corp., a Nevada corporation, TT Acquisitions, Inc., a Nevada corporation, and GrowOp Technology Ltd., a Nevada corporation (1)

2.2	Articles of Merger (1)
2.3	Share Exchange Agreement, dated April 24, 2013, by and among the Registrant, Edible Garden Corp., a Nevada corporation, and the holders of common stock of Edible Garden Corp. (2)
2.4	Form of Articles of Share Exchange (2)
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding the legality of the securities being registered
23.1	Consent of Tarvaran, Askelson & Company, LLP
23.2	Consent of Law Offices of Thomas E. Puzzo, PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)
__________
 * To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the securities.

(1) Incorporated by reference to Current Report on Form 8-K (File No. 000-54258), filed with the Commission on February 10, 2012.
(2) Incorporated by reference to Current report on Form 8-K (File No. 000-54258), filed with the Commission on May 6, 2013.